RELEASE IMMEDIATELY

Contact: Frank Cinatl                                     (888) ABATIX-X (222-8499)                                     fcinatl@abatix.com

ABATIX CORP. REPORTS 18% REVENUE DECREASE FOR 2003

DALLAS, TEXAS, MARCH 11, 2004 ... ABATIX CORP. (NASDAQ ABIX) today announced 2003 net sales of $48,893,000 decreased 18% from 2002 net sales of $59,801,000 and 2003 net earnings of $61,000 or $.04 per share decreased 93% from 2002 net earnings of $853,000 or $.50 per share. Included in the 2002 net earnings is a non-cash charge of $492,000, net of tax, as a result of the adoption of Financial Accounting Standard Board’s Statement No. 142 (“Statement 142”) on January 1, 2002. Earnings before the cumulative effect of change in accounting principle for 2003 of $61,000 or $.04 per share decreased 95% from 2002 of $1,345,000 or $.79 per share.

The 18% decrease in revenue is primarily attributable to the decline or loss in insurance coverage related to mold remediation in homes and buildings throughout the U.S. and, to a lesser degree, the construction industry due to the general U.S. economic conditions and real estate conditions in the markets we serve. The 95% decrease in earnings before the Statement 142 charge is a result of decreased sales volume. In addition, reductions to the selling, general and administrative expenses did not occur as rapidly as the decline in sales.

Mr. Terry W. Shaver, President, stated, "During 2002, we closely watched the debate over proposed changes in insurance coverage in Texas. As the Texas Insurance Commission finalized the changes, there was a lot of discussion amongst the companies involved in the mold remediation industry as to the impact of these changes. At that time, the consensus seemed to be there were enough claims to feed the industry for at least two years. However, the decline was more severe than anticipated with a 60% decline in mold remediation sales over a six month span beginning in the fourth quarter 2002. Because of this significant decline in sales to restoration contractors, we were forced to make adjustments to certain general and administrative costs to more closely align revenues and expenses."

Mr. Shaver continued, "We are pleased with our efforts in the industrial safety market, where our revenues grew in 2003 even though that market, as part of the overall economy, was depressed. We also remain encouraged by the opportunity in the homeland security industry. We are a full resource to this marketplace providing not only products needed for the first responders and the private sector, but necessary consulting and training services. Although we have not seen significant activity to date, especially from the private sector, the business continues to improve and recent activity is promising."

Mr. Shaver concluded, "As a part of our commitment to maximizing value for the Company, we began implementing a new, fully integrated software system designed for distributors. The system became operational in December 2003 and, after the initial learning curve, we are beginning to see the benefits. In addition, we are evaluating other avenues that will provide value to the shareholders through growth. Finally, there are signs the general economy is improving which should translate to improved opportunities for us."

Except for the historical information contained herein, the matters set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: an attack similar to the one of September 11, 2001, the long-term impact of insurance coverage on mold remediation, adverse weather conditions, inability to hire and train quality people or retain current personnel, changes in interest rates and strong or increased competition. In addition, increases in oil prices or shortages in oil supply could significantly impact the Company’s petroleum based products and its ability to supply those products at a reasonable price.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, hazardous materials, and environmental industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.

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ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003		2002	2003	2002
Net sales	$10,909,246		$13,604,251	$48,893,420	$59,801,175
Cost of sales	7,919,891		9,609,246	34,843,222	42,364,236
Gross profit	2,989,355		3,995,005	14,050,198	17,436,939

Selling, general and administrative expenses	3,164,735		3,531,880	13,718,525	14,999,741
Operating (loss) profit	(175,380)		463,125	331,673	2,437,198
Other expense, net	44,059		55,542	178,084	228,393
(Loss) earnings before income taxes	(219,439)		407,583	153,589	2,208,805
Income tax expense	(66,170)		166,583	92,398	863,683
(Loss) earnings before cumulative effect of change in accounting principle	(153,269)		241,000	61,191	1,345,122

Cumulative effect of change in accounting principle, net of tax	-		-	-	491,941
Net (loss) earnings	$(153,269	) $	241,000	$61,191	$853,181

Basic and diluted (loss) earnings per share	$(.09	) $	.14	$.04	$.50

Basic and diluted weighted average
shares outstanding	1,711,148		1,711,148	1,711,148	1,711,148

	As of
	December 31,	December 31,
	2003	2002
Current assets	$14,324,756	$15,579,427
Total assets	$16,136,881	$17,129,903
Current liabilities	$7,384,830	$8,439,043
Total stockholders' equity	$8,752,051	$8,690,860